KRESTON GTA

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 16, 2024, on the consolidated financial statements of GameSquare Holdings, Inc., which comprise of the consolidated balance sheets as of December 31, 2023 and 2022, consolidated statements of operations, comprehensive loss, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements), which are incorporated by reference herein in and included in the Registration Statement on Form S-8 dated May 22, 2024 of GameSquare Holdings, Inc.

Kreston GTA LLP

Chartered Professional Accountants
Markham, Canada
May 22, 2024

knowing you.

Kreston GTA LLP is a partnership registered in Ontario, Canada.

8953-8965 Woodbine Avenue
Markham, Ontario, L3R 0J9

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